                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. ___)



Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement        [ ]   Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12

                                  SYBASE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


                                   Registrant
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11.

               (1) Title of each class of securities to which transaction applies:

                      -------------------------

               (2) Aggregate number of securities to which transaction applies:

                      -------------------------

               (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                      -------------------------

               (4)    Proposed maximum aggregate value of transaction:

                      -------------------------

               (5)    Total fee paid:

                      -------------------------

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

               (1)    Amount Previously Paid: __________________________

               (2)    Form, Schedule or Registration Statement No.: ____________

               (3)    Filing Party: ______________________

               (4)    Date Filed: ________________________

                                         SYBASE, INC.
                                      ------------------

                        NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                                         MAY 25, 2000


TIME:                 10:00 a.m., Thursday, May 25, 2000

PLACE:                Sybase, Inc.
                      Eniac Conference Room
                      1650 - 65th Street, Emeryville, California 94608


BUSINESS:             -   Election of two Class II directors

                      - Amendment of the 1996 Stock Plan to increase the share reserve by 3,000,000

                      - Amendments of the Employee Stock Purchase Plans to increase the share reserve by 2,000,000

                      - Ratification of Ernst & Young LLP as independent auditors for 2000

                      - Transaction of other business properly brought before the meeting

RECORD DATE:          You are entitled to vote on these matters if you were a
                      stockholder of record at the close of business Monday, April 3, 2000.

PROXY VOTING:         If you are not able to attend the meeting in person, you
                      can vote (1) on the Internet, (2) by telephone, or (3) by completing the enclosed proxy card and mailing it as soon as possible in the enclosed envelope. Please see the instructions printed on your proxy card.


                                              By Order of the Board of Directors



                                              DANIEL R. CARL
                                              Vice President, General Counsel,
                                              and Secretary

Emeryville, California
April 14, 2000

--------------------------------------------------------------------------------

This Notice of Meeting and accompanying Proxy Statement and proxy card are being distributed on or about April 17, 2000

                                  SYBASE, INC.
                                   ----------

                                 PROXY STATEMENT

                               GENERAL INFORMATION


Your votes are solicited on behalf of the Sybase, Inc. Board of Directors for matters to be decided at the 2000 Annual Meeting of Stockholders.

RECORD DATE

You are entitled to vote at the Annual Meeting if you were a Sybase stockholder on the April 3, 2000 Record Date. On that date, 89,620,385 shares of Common Stock were issued and outstanding. No Preferred Stock was issued or outstanding. The closing market price of Sybase Common Stock on the Record Date was $19.75 per share, according to the NASDAQ/National Market System.

HOW TO VOTE OR REVOKE YOUR PROXY

You can vote your shares by telephone, on the Internet, by mail or in person at the Annual Meeting. Instructions for each voting method appear on your proxy card. You may revoke your proxy anytime prior to the vote at the Annual Meeting by (1) notifying Sybase in writing, (2) issuing a later proxy, or (3) voting in person at the meeting. If you previously granted a proxy, but decide to attend the meeting in person, your proxy will still be valid unless you instruct otherwise.

HOW VOTES ARE COUNTED

- ONE SHARE, ONE VOTE. Each share of Common Stock outstanding on the Record Date will be entitled to one vote on each proposal presented at the Annual Meeting, except in the directors' election where votes may be cumulated at the meeting (see "Cumulative Voting", below). All votes cast at the Annual Meeting will be tabulated by Equiserve, which will act as the independent inspector of election.

- QUORUM. A majority of the shares entitled to vote on the Record Date (44,810,193 shares) constitutes a quorum required to conduct business at the Annual Meeting. The meeting will be adjourned unless at least that number of shares is represented in person or by proxy.

- VOTES PRESENT. The vote of a majority of shares present at the Annual Meeting ("Votes Present"), either in person or by proxy, is required to approve each proposal (other than the election of directors).


WHAT YOUR VOTE MEANS

        FOR DIRECTORS. You may vote "FOR", "AGAINST" or "WITHHELD" for each nominee. A "WITHHELD" vote is counted toward a quorum, but has no other legal effect. The two director nominees with the greatest number of "FOR" votes (even if not a majority of Votes Present) will be elected.

        CUMULATIVE VOTING. You can cumulate your votes in the election of directors if you vote in person at the Annual Meeting. This means you can cast votes equal to the number of shares you hold, multiplied by the number of directors to be elected. For example, if you hold 100 shares and there are two directors to be elected, you have 200 votes (100 shares x 2 directors) that can be cast in any combination you designate (e.g., 150 votes for one nominee, 50 for the other). If you wish to cumulate your votes, you must give us written notice of your intent to do so at the Annual Meeting prior to the election.

        FOR OTHER PROPOSALS. You may vote "FOR", "AGAINST" or "ABSTAIN." Abstentions are counted toward a quorum. They are also counted as Votes Present (see "Votes Present", above). Therefore, an abstention has the SAME EFFECT as a vote "AGAINST". For example, if there are 210 Votes Present, and 99 shares are voted "FOR" a proposal, 75 are voted "AGAINST", and 36 "ABSTAIN", the proposal is defeated since it will not pass by a majority of the Votes Present.

- WHAT IF I DON'T VOTE? If you sign and return your proxy card, but don't indicate how your shares are to be voted, your shares will be voted "FOR" all of the Company's nominees for director, and "FOR" all other proposals described in this Proxy Statement. The Company's proxy holders will have discretion to vote your shares on any new business submitted for a stockholder vote at the Annual Meeting.

- BROKER NON-VOTES. If you hold your shares in "street name", it means your Sybase stock is held in an account maintained by a broker, bank or other qualified agent. The stock is registered in the name of the broker for your benefit. If you do not vote the Sybase stock in your account, your broker may have the right to vote your shares on certain matters. On other matters, the broker cannot vote your shares without specific instructions. These are "broker non-votes". They are counted toward a quorum, but are not counted as Votes Present (see "Votes Present", above). Therefore, broker non-votes cannot affect the outcome of voting.

                                    ELECTION OF DIRECTORS

Two Class II directors to be elected at the Annual Meeting will hold office until their three-year term expires in 2003. The nominees are: Richard C. Alberding and Linda K. Yates. Your shares will be voted as you instruct, but if you submit your proxy without voting instructions, your shares will be voted "FOR" the election of these two nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MR. ALBERDING AND MS. YATES.


BOARD STRUCTURE

The current seven-member Board of Directors is divided into three classes, each having three-year terms that expire in successive years, as shown below:

                  -------------------------------------------------------------
                  CLASS            DIRECTOR               CURRENT TERM EXPIRES
                  -------------------------------------------------------------

                  I                John S. Chen                        2002
                                   Alan B. Salisbury

                  -------------------------------------------------------------

                  II               Linda K. Yates                      2000
                                   Richard C. Alberding

                  -------------------------------------------------------------

                  III              L. William Krause
                                   Robert P. Wayman                    2001
                                   Cecilia Claudio

                  -------------------------------------------------------------


BIOGRAPHICAL INFORMATION

JOHN S. CHEN              Mr. Chen has been Chairman, President and Chief
Director since 1997       Executive Officer of Sybase, Inc. since November 1998.
Age 44                    From February through November 1998, he served as
                          co-Chief Executive Officer. Mr. Chen joined Sybase in
                          August 1997 as Chief Operating Officer and served in that capacity until February 1998. From March 1995 to
                          July 1997, Mr. Chen was President of the Open
                          Enterprise Computing Division, Siemens Nixdorf, a computer and electronics company, and Chief Executive
                          Officer and Chairman of Siemens Pyramid, a subsidiary of Siemens Nixdorf. He has also served as a Board member of Beyond.com since March 1999.

RICHARD C. ALBERDING      Mr. Alberding served as an Executive Vice President of
Director since 1993       Hewlett-Packard Company, an electronics and computer
Age 69                    manufacturer, before retiring from the company in
Nominee                   1991. He had served in various management positions
                          with HP beginning in 1958. Mr. Alberding is also a director of Digital Microwave Corp, Paging Network
                          Inc., JLK Direct Distribution, Inc., Kennametal, Inc.,
                          Walker Interactive Systems, and PCTEL Inc.

L. WILLIAM KRAUSE         Mr. Krause has been President of LWK Ventures, a
Director since 1995       private investment company, since November 1998. Prior
Age 57                    to that, beginning in October 1991, he served as
                          President, Chief Executive Officer and director of
                          Storm Technology, Inc., a provider of computer peripherals and software for digital imaging which filed for protection under the Federal Bankruptcy Laws in November 1998. He is also a director of Pinnacle
                          Systems, Inc. and Ramp Networks, Inc.

ALAN B. SALISBURY         Mr. Salisbury has been an independent management
Director since 1993       consultant to the IT industry since July 1999. From
Age 62                    August 1998 through June 1999, he served as Chairman
                          of Learning Tree International USA, Inc., a provider of advanced technology and technical management training. Mr. Salisbury currently serves as a director of Learning Tree International.

ROBERT P. WAYMAN          Mr. Wayman has been Chief Financial Officer of
Director since 1995       Hewlett-Packard Company, a computer and electronics
Age 54                    company, since 1984, and its Executive Vice President,
                          Finance and Administration since 1992. He is also a director of HP and CNF Inc., and is the current
                          Chairman, Private Sector Council and member of the Kellogg Advisory Board to Northwestern University
                          School of Business.

CECILIA CLAUDIO           Ms. Claudio has been Senior Vice President and Chief
Director since 1999       Information Officer of Farmers Group, Inc., a large
Age 45                    automobile and home insurance company, since 1998.
                          From 1994 to 1997, she was a faculty member of Harvard
                          School of Public Health. Ms. Claudio has also held various senior management positions at Anthem Blue
                          Cross/Blue Shield, Harvard Pilgrim Health Care, Xerox
                          Corporation, The Gap Inc. and Olivetti (Worldwide).

LINDA K. YATES            Ms. Yates is a founder of Strategos, an international
Director since 2000       strategy consulting firm, where she served as Chief
Age 37                    Executive Officer from January 1995 through August
Nominee                   1999. Ms. Yates currently serves in various advisory
                          and board roles with approximately 10 Silicon Valley start-ups. Prior to founding Strategos in 1995, Ms.
                          Yates spent six years with the Mac Group/Gemini
                          Consulting where she served as Vice President and head of the West Coast from 1992 to 1994.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

The Board of Directors held nine meetings during 1999. During the year, no incumbent director attended fewer than 75% of the Board and committee meetings held during their service as a director or committee member.

The table shows the number of committee meetings held during 1999. It also identifies committee membership during the year, and each committee's principal functions.

-------------------------------------------------------------------------------------------------
BOARD COMMITTEES             PRINCIPAL FUNCTIONS
-------------------------------------------------------------------------------------------------
AUDIT                        -  recommends and approves services of independent auditors
Mr. Salisbury (Chair)        -  monitors and evaluates accounting policies
Mr. Wayman                   -  evaluates adequacy of financial reports
Mr. Webber(1)                -  reviews and directs internal audit policies and functions
Mr. Hindery(1)               -  4 meetings in 1999

-------------------------------------------------------------------------------------------------

COMPENSATION                 -  reviews and approves executive compensation policies and
Mr. Alberding (Chair)           programs
Mr. Krause                   -  oversees administration of stock option and purchase plans
Ms. Claudio(2)               -  5 meetings in 1999

-------------------------------------------------------------------------------------------------

STOCK                        -  oversees administration of certain stock option grants to
Mr. Chen (Chair)                non-executive employees
                             -  acted by unanimous written consent throughout 1999

-------------------------------------------------------------------------------------------------

BOARD AFFAIRS                -  oversees corporate governance standards regarding Board conduct
Mr. Wayman (Chair)              and deliberations(3)
Mr. Krause                   -  serves as nominating committee(4)
                             -  1 meeting in 1999

-------------------------------------------------------------------------------------------------

(1) Jeffrey T. Webber resigned from this committee and from the Board of Directors on November 3, 1999. Leo T. Hindery resigned from this committee and from the Board of Directors on March 3, 2000.

(2) Ms. Claudio was appointed to this committee on November 3, 1999, after which there were no further committee meetings for the year.

(3) The Company's corporate governance standards require the election of one lead outside director. Mr. Wayman is the current lead outside director, and has served in such capacity since May 1998. The outside directors meet separately from management and employee directors in executive sessions conducted as part of regular Board meetings. They also confer informally from time to time.

(4) The Board Affairs Committee will consider stockholder recommendations for Board nominees. Recommendations should be submitted in writing to Sybase, Inc., attn: Secretary, 6475 Christie Avenue, Emeryville, California 94608.


DIRECTOR COMPENSATION

For 1999, the Company paid fees to its outside directors according to the table. All retainers are paid in four quarterly installments, but are discontinued upon a director's resignation to the extent not already earned. Video and telephone attendance fees are paid only when meetings exceed one hour.

             Annual retainer                                        $ 20,000
             Per Board meeting attended in person                   $  1,500
             Per Board meeting attended by video or telephone       $    750
             Per Committee meeting attended in person               $    750
             Per Committee meeting attended by video or telephone   $    375
             Additional retainer for committee chairmanship         $  2,000
             Additional retainer for lead outside director          $  4,000

Sybase also reimbursed its outside directors for out-of-pocket travel expenses associated with attendance at Board and committee meetings.

During 1999, nonemployee directors also received stock option grants under the Company's 1992 Director Stock Option Plan. Under that plan, each nonemployee director is eligible to receive (i) an initial stock option grant to purchase 20,000 shares of Common Stock upon his or her appointment to the Board, and (ii) an annual stock option grant to purchase 16,000 shares of Common Stock. In 1999, our stockholders approved an amendment to the plan increasing the annual grant from 12,000 to 16,000 shares. All options granted under the plan vest ratably over a four-year period. Upon their appointment to the Board, Ms. Claudio and Mr. Hindery each received an initial stock option grant to purchase 20,000 shares. Ms. Claudio's exercise price was $15.125 and Mr. Hindery's exercise price was $12.75. Messrs. Alberding, Krause, Salisbury, Wayman, and Webber (who resigned from the Board on November 3, 1999), each received a 1999 stock option grant to purchase 12,000 shares at an exercise price of $9.5625 per share. Upon resigning from the Board on March 3, 2000, Mr. Hindery voluntarily renounced all of his rights in any vested and unvested stock options under the director plan.

As employee directors, neither Mr. Chen nor Robert S. Epstein (who resigned from the Board on August 3, 1999), received any compensation, expense reimbursement or stock option grants for serving as directors, or for attending Board or Committee meetings.

STOCK OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERS

This table shows how Sybase shares were beneficially owned as of March 10, 2000 by (1) each current director and nominee, (2) each person named in the "Summary Compensation Table" below, (3) all current directors and officers as a group, and (4) entities holding more than 5% of Sybase's issued and outstanding shares. On March 10, 2000. 89,833,095 shares were issued and outstanding.

                                                                                   Approximate
                                                                    Shares           Percent
                                                                 Beneficially        of Class
                                                                  Owned(1)(4)         Owned
                                                                ---------------   ------------
Entities affiliated with OppenheimerFunds, Inc.(2)               13,954,100           13.44%
Two World Trade Center, 34th Fl.
New York, NY 10048-0203

Entities affiliated with George Soros and Purnendu
Chatterjee(3)                                                     6,900,500            7.13%
888 Seventh Avenue
New York, NY 10106

John S. Chen                                                        445,049             *

Richard N. LaBarbera                                                 31,068             *

Eric L. Miles                                                        37,291             *

Raj Nathan                                                           55,152             *

Pieter A. Van der Vorst                                              28,982             *

Richard C. Alberding                                                 63,250             *

Cecilia Claudio                                                       3,500             *

L. William Krause                                                    38,250             *

Alan B. Salisbury                                                    84,250             *

Robert P. Wayman                                                     55,500             *

Linda K. Yates                                                          416             *

Michael S. Gardner(5)                                                     0             *

All executive officers and directors as a group (16 persons)        999,319           1.10%

--------------

*       Less than one percent.

(1) Unless otherwise noted, each named stockholder has sole voting and investment power with respect to all beneficially owned securities, subject to applicable community property laws and to the information contained in the footnotes to the table.

(2) OppenheimerFunds, Inc., an investment adviser registered under the Investment Company Act of 1940, shares dispositive power as to 9,054,100 shares with Oppenheimer Global Growth and Income Fund. The latter Oppenheimer fund has sole voting power with respect to 4,900,000 shares.

(3)     Shares beneficially owned as follows:

     SHARES       BENEFICIAL OWNERS                                                   % OF CLASS
     -----------  ------------------------------------------------------------------  ----------
      900,000     -   Mr. Soros                                                         0.99%

                  -   Stanley Drukenmiller

                  -   Quantum Industrial Partners LDC (managed by QIH Management
                      Investors, L.P.)

                  - QIH Management Investors, L.P. (Mr. Soros is sole general partner; managed by QIH Management, Inc.)

                  -   QIH Management, Inc. (Mr. Soros is sole shareholder;
                      managed by Soros Fund Management, LLC)

                  -   Soros Fund Management, LLC (Mr. Soros is chairman; Mr.
                      Drukenmiller is portfolio manager)

     6,000,500    -   Dr. Chatterjee                                                    6.04%

                  - Winston Partners, L.P. (as to 1,131,300 shares; general partner is Chatterjee Fund Management, L.P.)

                  - Chatterjee Fund Management, L.P. (Dr. Chatterjee is sole general partner)

                  - Winston Partners II LDC (as to 1,426,925 shares; managed by Chatterjee Management Company and Chatterjee Advisors
                      LLC)

                  - Winston Partners II LLC (as to 1,400,312 shares; managed by Chatterjee Management Company and Chatterjee Advisors
                      LLC)

                  - Furzedown Trading Limited (as to 2,041,963 shares; managed by Dr. Chatterjee)

                  -   Chatterjee Management Company (managed and controlled by
                      Dr. Chatterjee)

                  -   Chatterjee Advisors LLC (managed and controlled by Dr.
                      Chatterjee)

(4) Includes the following shares subject to options exercisable within 60 days of March 10, 2000:

    Mr. Alberding                               62,250
    Mr. Chen                                   428,541
    Ms. Claudio                                  2,500
    Mr. Gardner                                      0
    Mr. Krause                                  37,250
    Mr. LaBarbera                               28,748
    Mr. Miles                                   37,291
    Dr. Nathan                                  47,697
    Mr. Salisbury                               83,250
    Mr. Van der Vorst                           18,727
    Mr. Wayman                                  54,500
    Ms. Yates                                      416
    All executive officers and directors as a  946,496
      group


(5) Mr. Gardner ceased to be an employee and executive officer as of March 26, 1999.


                        AMENDMENT OF THE 1996 STOCK PLAN

In February 2000, the Board approved an amendment to increase by 3,000,000 the total number of shares of Common Stock reserved for issuance under the Sybase, Inc. 1996 Stock Plan ("1996 Stock Plan"). This would increase the total number of shares reserved for issuance under the plan to 12,727,000. The stockholders are being asked to approve this amendment at the Annual Meeting.

As of March 10, 2000, options to purchase 4,016,693 shares were outstanding (i.e., not yet exercised), 1,268,860 shares had been issued, and 4,441,447 shares remained available for grant under the 1996 Stock Plan. On that date, about 60% of our 4,144 employees held outstanding stock options under all of our stock option plans. The closing stock price on that date was $28.125 per share, according to NASDAQ.

The Board believes increasing the number of reserved shares under the plan by 3,000,000 (about 3.3% of our issued and outstanding shares on March 10, 2000) is critical in enabling us to continue to

        -   attract and retain highly-qualified new employees

        -   promote existing key employees

        -   motivate high levels of performance

        -   recognize employee contributions to the Company's success

Without the ability to grant stock options for these purposes, we may not be able to remain competitive for skilled employees in the high technology industry, particularly against an increasing number of new Internet and Silicon Valley start-up ventures vying for the same talent pool. Certain provisions of the 1996 Stock Plan are summarized below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1996 STOCK PLAN.


SUMMARY OF THE 1996 STOCK PLAN

General. The 1996 Stock Plan provides for grants of stock options and stock purchase rights to regular Sybase employees, including officers. Options granted under the Plan are either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, or nonstatutory stock options, which are all other options.

Plan Administration. The Board or a Board committee administers the 1996 Stock Plan in accordance with laws and regulations that apply to the Company. The Plan Administrator may, without stockholder approval, amend the terms of outstanding stock options in accordance with the plan and applicable law.

Eligibility. Employees of Sybase or its subsidiaries may be granted options under the 1996 Stock Plan. The Plan Administrator determines which employees will receive options, and how many options each employee will receive. These decisions may be based on an employee's duties and responsibilities, the value of the employee's past services, potential contributions to the Company's success, and other factors.

Vesting. The Plan Administrator determines the timing of "vesting", or when an option becomes exercisable for stock. For example, if an employee is granted an option for 100 shares that vests annually at the rate of 25% per year, then the employee will have the right after the first year to exercise the option with respect to 25 shares. Generally, options granted under the 1996 Stock Plan vest 12.5% after six months, and in equal installments over the next 42 months. However, performance-based options that vest on the achievement of specified goals have also been granted under the 1996 Stock Plan. These options may vest over longer or shorter periods of time.

Exercise. Optionees generally can exercise their vested options by notifying the Plan Administrator in writing and paying the applicable exercise price. That price generally is equal to the fair market value of the Company's stock on the date the option is granted. However, it can be as low as 85% of fair market value under certain circumstances if the option is nonstatutory. During 1999, no options were granted at an exercise price less than fair market value on the grant date.

Sybase has agreements with certain brokers to remit the option exercise price to the Company from the proceeds of a same-day sale of shares. For example, if an optionee exercises an option for 100 shares at $5, and instructs the broker to sell the shares immediately at the current market price (e.g., $20 per share), the broker will pay Sybase the $500 exercise price on behalf of the option holder (100 shares x $5), then remit the net sales proceeds ($1,500 in this case) to the option holder.

Annual Grant Limitation. Under the 1996 Stock Plan, no employee may be granted options to purchase more than 500,000 shares in a single fiscal year. However, a new employee may be granted up to 500,000 "new-hire" options upon joining Sybase, which are not counted against the 500,000 annual grant limitation. This means that a new employee could be granted as many as 1 million options under the 1996 Stock Plan in the first year of employment.

 Expiration of Options. Unexercised options granted under the 1996 Stock Plan generally expire (and become unexercisable) not later than 10 years after the grant date. If an option holder's employment terminates, vesting generally stops as of the termination date. However, the option holder generally has three months from that date to exercise any vested unexercised options before they expire. Longer post-termination exercise periods apply if termination results from other reasons, such as death or disability. The post-termination exercise period may be as short as 5 days if an employee is terminated for cause.

Changes in Capitalization; Change of Control. The 1996 Stock Plan provides for option price and quantity adjustments if the Company declares a stock dividend or stock split. Also, option vesting is accelerated if Sybase merges with another corporation that does not either assume the outstanding options or substitute equivalent options. The Company has employment arrangements with certain executives that provide for accelerated vesting upon or following a change of control. See "Executive Compensation - Employment Agreements and Certain Transactions", below.

Stock Purchase Rights. The 1996 Stock Plan also permits the Company to grant stock purchase rights in tandem with other awards under the 1996 Stock Plan, or with cash awards outside the plan. Any rights granted cannot be accepted more than 6 months from the grant date, and are subject to other limitations outlined in the 1996 Stock Plan. To date, no stock purchase rights have been granted under the plan.

Amendment and Termination. The Board may terminate or amend the 1996 Stock Plan at any time without stockholder approval, except as required by state and federal law. Currently, amendments to increase the number of shares issuable under the plan, or to change eligibility standards require stockholder approval. The 1996 Stock Plan terminates in 2006. However, such termination will not affect options previously granted under the plan.

UNITED STATES TAX INFORMATION

The following tables summarize certain U.S. income tax consequences relating to incentive stock options (ISOs) and nonstatutory stock options (NSOs) granted under the 1996 Stock Plan.

ISO                           TAX CONSEQUENCES
--------------------------    -------------------------------------------------------------------------------
ISO Grant                     None

ISO Exercise                  Optionee may be subject to alternative minimum tax

Sale or exchange of           All gain or loss is treated as long-term gain or loss
underlying shares more
than (A) 2 years after
grant and (B) 1 year after
exercise

Sale or exchange before       - Optionee recognizes ordinary income equal to the lower of: (i) the difference
either (A) or (B) holding     between the fair market value of the shares on the exercise date and the exercise
period is satisfied           price; or (ii) the difference between the sale price of the shares and the exercise price.

                              - Any gain or loss in excess of the ordinary income amount is treated as long-term or short-term capital gain or loss, depending on the actual holding period.

                              - Sybase takes a corresponding compensation deduction for all amounts taxed to optionee at ordinary income rates.


NSOS                          TAX CONSEQUENCES
--------------------------    -------------------------------------------------------------------------------

NSO Grant                     None

NSO Exercise                  - Optionee will generally recognize ordinary income to the extent the fair market value of the stock on the exercise date exceeds the exercise price; such amount will be subject to income tax withholding.

Sale or exchange of           - Optionee will recognize long-term or short-term gain or loss, depending on
underlying shares             whether the shares are held for more than 1 year from the date of option exercise.

                              - Sybase takes a corresponding compensation deduction for all amounts taxed to optionee at ordinary income rates.


THESE TABLES ARE INTENDED TO SUMMARIZE THE EFFECTS OF CERTAIN U.S. TAX LAWS, AND DO NOT REFLECT THE EFFECT OF TAX LAWS OF ANY STATE OR FOREIGN COUNTRY, OR TAX CONSEQUENCES RELATING TO A PARTICIPANT'S DEATH. REFERENCE SHOULD BE MADE TO RELEVANT SECTIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                                  AMENDMENT OF
                          EMPLOYEE STOCK PURCHASE PLAN

In February 2000, the Board approved an amendment to increase by 2,000,000 the total number of shares reserved for issuance under the Sybase, Inc. Amended and Restated 1991 Employee Stock Purchase Plan and the Amended and Restated 1991 Foreign Subsidiary Employee Stock Purchase Plan (together, the "ESPP"). The two plans within the ESPP mirror each other, and apply to U.S. or non-U.S. employees depending where an employee legally resides.

The proposed amendment would increase the total number of shares reserved for purchase under the ESPP to 11,800,000. The stockholders are being asked to approve this amendment at the Annual Meeting.

The ESPP provides Sybase employees with the opportunity to buy the Company's stock at a discount through voluntary payroll deductions. As of March 10, 2000, approximately 31% (1,303) of the Company's total worldwide employees participated in the plans. As of February 29, 2000, the Company had issued and sold an aggregate of approximately 8,416,015 shares under the ESPP. As of that date, approximately 1,383,985 shares remained available for purchase.

The Board believes increasing the number of reserved shares under the plan by 2,000,000 (about 2.2% of our issued and outstanding shares on March 10, 2000) is critical in enabling Sybase to motivate high levels of performance through increased employee stock ownership of the Company. Certain general provisions of the ESPP are summarized below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE ESPP.


SUMMARY OF THE ESPP

General. The ESPP is administered by the Board or a Board committee. Unless limited by law, all regular employees including officers are eligible to participate through voluntary payroll deductions ranging from 1% to 10% of salary. Generally, no participant may purchase more than $25,000 worth of stock per year (based on the stock's fair market value on the relevant enrollment dates).

Enrollment Dates. The ESPP has two enrollment dates per year - one occurring on the first trading day in March, and the other occurring on the first trading day in September. A 10-day sign-up window precedes each enrollment date. During that window, employees can enroll in the ESPP, change their payroll percentage deductions and alter ESPP instructions to their brokers. Employees are automatically re-enrolled in the ESPP on each enrollment date unless they withdraw from the plan.

Purchase Periods. There are two consecutive 6-month purchase periods per year, one starting on the last trading day of February, and the other starting on the last trading day of August. Employees enrolled on a given enrollment date participate in the purchase that occurs on the last trading day of the relevant purchase period. For example, if an employee is an ESPP participant as of the March enrollment date, the employee participates in the ESPP purchase that occurs on the last trading day of the following August. If an employee is an ESPP participant as of the September 1 enrollment date, he participates in the purchase that occurs on the last trading day of the following February.

Purchase Price. For each ESPP purchase, the stock price is 85% of the lower of
(1) the stock's fair market value on the enrollment date, or (2) the stock's fair market value on the last trading day of the six-month purchase period. Using the above example, assume the stock price is $25 on the March 1 enrollment date. If the stock price is $30 on August 31 (the last trading day of the relevant purchase period), the employee's purchase price on that date is $21.25 (85% of the March 1 price).

A different pricing formula applies in years when the ESPP runs out of shares prior to an annual meeting of stockholders at which additional shares are approved for issuance under the plans. If the annual meeting date occurs after an enrollment date has occurred, the ESPP stock price at the end of the six-month purchase period is 85% of the lower of (i) the stock's fair market value on the annual meeting date, or (ii) the stock's fair market value on the last day of the purchase period. In 1999, the ESPP ran out of shares prior to last year's annual meeting of stockholders held on May 27, 1999. On that date, the stock price was $9.7812, and on August

31, 1999 (the purchase date) the stock price as $12.50. Accordingly, the applicable ESPP purchase price on August 31 was $8.314 (85% of the May 27, 1999 price).

Shares Purchased. The number of shares a participant purchases in each purchase period is determined by dividing the total payroll deductions withheld during that purchase period, by the purchase price per share (determined as described above).

Withdrawal; Termination of Employment. A participant may withdraw at any time without affecting his or her eligibility to re-enroll for future ESPP purchases. Termination of employment for any reason immediately cancels a participant's right to participate in the ESPP, even if the employee has enrolled to participate in an upcoming purchase. In that event, payroll deductions credited to the participant's account are returned.

Changes in Capitalization. Purchase price, number of shares subject to outstanding participant rights, and shares reserved under the ESPP are appropriately adjusted if a change in the Company's capitalization occurs during a purchase period (e.g., due to a stock split or stock dividend).

Amendment and Termination of the Plan. The Board may amend or terminate the ESPP at any time. However, certain amendments, including those that increase the number of shares reserved under the plan, requires stockholder approval. Those amendments will not become effective unless approved by a majority of the Votes Present at a stockholder meeting held within 12 months after adoption by the Board.


UNITED STATES TAX INFORMATION

The table is intended to summarize certain U.S. income tax consequences relating to purchases and sales made under the ESPP.

ESPP                        TAX CONSEQUENCES
----------------------      --------------------------------------------------------------------------------
Enrollment in plan          None

Share purchase              None

Disposition of shares       - Participant will generally recognize ordinary income measured as the lesser of
more than (A) 2 years       (i) the excess of the fair market value of the shares upon disposition over the
after enrollment and        purchase price, or (ii) 15% of the fair market value of the shares on the
(B) 1 year after share      participant's enrollment date.
purchase
                            - Any gain or loss in excess of the ordinary income amount will be treated as long-term or short-term capital gain or loss, depending on the actual holding period.


Disposition before          - Participant will recognize ordinary income on the difference between (i) the
either (A) or (B)           fair market value of the shares on the disposition date, and (ii) the ESPP
holding period is           purchase price.
satisfied
                            - Any gain or loss in excess of the ordinary income amount will be treated as long-term or short-term capital gain or loss, depending on the actual holding period.

                            - Sybase is entitled to a corresponding deduction for amounts taxed as ordinary income, subject to certain regulatory limitations on deductibility.


THIS TABLE IS INTENDED TO SUMMARIZE THE EFFECTS OF CERTAIN U.S. TAX LAWS, AND DOES NOT REFLECT THE EFFECT OF TAX LAWS OF ANY STATE OR FOREIGN COUNTRY, OR TAX CONSEQUENCES RELATING TO A PARTICIPANT'S DEATH. REFERENCE SHOULD BE MADE TO RELEVANT SECTIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the year ending December 31, 2000, and recommends that the stockholders ratify such selection. In the event of a negative vote, the Board will reconsider its selection. Ernst & Young LLP (or its predecessor) has audited the Company's annual financial statements since the inception of the Company. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2000.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

This table shows summary compensation information earned for the last three fiscal years by the Chief Executive Officer, the four most highly compensated executive officers (other than the CEO), and Mr. Gardner, who was an executive officer until March 1999. These individuals are referred to as "Named Executive Officers".

                                                          Annual                                  Long-Term
                                                       Compensation                              Compensation
                                       -----------------------------------------------      ----------------------
                                                                                             Awards        Payouts
                                                                                            --------       -------
                                                                                            Number of                      All
                                                                           Other             Shares         LTIP          Other
                                                 Salary       Bonus        Annual           Underlying     Payouts     Compensation
Name and Principal Position            Year      ($)(1)       ($)(2)   Compensation ($)     Options (#)     ($)(3)          ($)
---------------------------            ----      ------       ------   ----------------     -----------     ------     ------------
John S. Chen                           1999      660,000      636,000     51,073(4)          650,000       269,973       83,765(5)
  Chairman of the Board,               1998      525,000            -     67,398(4)        1,000,000(7)          -          500(5)
  President and Chief                  1997      208,333      104,167     30,816(4)          500,000             -          500(5)
  Executive Officer

Richard N. LaBarbera                   1999      299,999      376,181          -             110,000        90,000       27,376(6)
  Senior Vice President & GM           1998      256,250      124,375(14)      -             115,000(7)          -          500(6)
  Enterprise Solutions Division

Eric L. Miles                          1999      275,000       46,068     25,000(8)           90,000        82,500        2,948(9)
  Senior Vice President & GM           1998      275,000       50,000          -             140,000(7)          -            -
  Business Intelligence                1997       15,689            -          -                   -             -            -
  Division

Raj Nathan                             1999      270,000       70,544                         95,000        81,000       19,706(10)
  Senior Vice President & GM           1998      270,000            -          -             105,000(7)          -          500(12)
  Internet Applications Division       1997       33,750            -          -                   -             -            -

Pieter A. Van der Vorst                1999      257,667      133,830          -              60,000        36,720        8,846(11)
  Vice President and Chief             1998      199,846            -          -              63,500(7)          -          500(12)
  Financial Officer                    1997      151,667            -          -                   -             -          500(12)

Michael S. Gardner                     1999       99,800            -          -                   -             -      416,670(13)
  (former) Senior Vice President,      1998      305,518      137,421          -             500,000(7)          -            -
  Corporate Marketing

--------------

(1) Salary includes amounts earned in the year indicated and deferred pursuant to the Company's 401(k) plan, or pursuant to the Executive Deferred Compensation Plan.

(2) Bonuses for each year include amounts earned for that year, regardless of when paid. Bonuses paid during the year are excluded if they were earned for and reported in a prior year.

(3)     See "Long-Term Incentive Plans - Awards in Last Fiscal Year", below.

(4)     Includes the following amounts for the fiscal years noted:

                                        Equalization
                                        payments for        Reimbursement
                                      forfeited 401(k)     of Supplemental        Tax Return
                   Automobile        contributions from    Insurance Premiums     Preparation
       Year       allowance ($)      prior employer ($)          ($)                Fee ($)
     ----------   -------------      -------------------   ------------------  ------------------
       1999           18,000                8,056                19,285              5,732
       1998           18,000                9,009                30,923              9,466
       1997            7,500                    -                23,316                  -



(5)     Includes the following amounts for the fiscal years noted:


                                       Amount
                  Sybase 401(k)       Earned on
                   Contribution      LTIP Payout
       Year             ($)              ($)
     ----------  -----------------------------------
       1999            1,000            82,765
       1998              500                 -
       1997              500                 -


(6)     Includes the following amounts for the fiscal years noted:

                                           Sybase               Amount earned on
                      Year         401(k) Contribution ($)       LTIP Payout ($)
                  -------------    -----------------------      ----------------
                      1999                 1,000                   26,376
                      1998                   500                        -


(7) Includes the following repriced options granted in July 1998 in exchange for cancellation of an equal number of options granted prior to that time.

                                     Repriced                                  Repriced
                                     Options                                   Options
                                     ---------                                 ---------
                 Mr. Chen             750,000           Mr. Nathan              105,000
                 Mr. LaBarbera         50,000           Mr. Van der Vorst        63,500
                 Mr. Miles            140,000           Mr. Gardner             250,000


(8) Reflects $25,000 loan forgiveness (see "Employment Agreements and Certain Transactions", below).

(9)     Earned in 1999 on LTIP payout.

(10) Reflects $1,000 Sybase 401(k) plan contribution, and $18,706 earned on LTIP payout.

(11) Reflects $1,000 Sybase 401(k) plan contribution, and $7,846 earned on LTIP payout.

(12) Reflects amount of Sybase 401(k) plan contribution for the fiscal years indicated.

(13) Amount reflects $415,670 paid pursuant to a Severance Agreement and General Release between Mr. Gardner and the Company dated March 26, 1999 and $1,000 Sybase 401(k) contribution.

(14) This amount corrects and replaces the amount of $115,313 previously reported.

OPTION GRANTS IN LAST FISCAL YEAR

This table shows stock options granted to the Named Executive Officers in 1999. The table also shows the potential realizable value of those stock options, assuming 5% and 10% annual rates of stock appreciation over the life of the options.

                                                                                     Potential Realizable Value
                                                                                       At Assumed Annual Rates
                                                                                   of Stock Price Appreciation For
                          Individual Grants (1)                                           Option Term ($)(2)
-----------------------------------------------------------------------------     ----------------------------------
                          Number of     % of Total
                           Shares        Options
                         Underlying     Granted to    Exercise
                           Options      Employees    Price Per    Expiration
Name                     Granted (#)      in 1999     Share ($)       Date               5%                10%
-----------------------  ------------  ------------- -----------  -----------     ----------------  ----------------
John S. Chen               350,000         5.08       $  9.4375     2/3/09          $ 2,077,318        $5,264,331
                           300,000         4.35       $ 10.8125    8/11/09          $ 2,039,977        $5,169,702

Richard N. LaBarbera        60,000         0.87       $  9.4375     2/3/09          $   356,112        $  902,457
                            50,000         0.73       $ 10.8125    8/11/09          $   339,996        $  861,617

Eric L. Miles               20,000         0.29       $  9.4375     2/3/09          $   118,704        $  300,819
                            70,000         1.02       $ 10.8125    8/11/09          $   475,995        $1,206,263

Raj Nathan                  35,000         0.51       $  9.4375     2/3/09          $   207,732        $  526,433
                            60,000         0.87       $ 10.8125    8/11/09          $   407,995        $1,033,940

Pieter A. Van der           60,000         0.87       $ 10.8125    8/11/09          $   407,995        $1,033,940
  Vorst

Michael S. Gardner               0          -            -            -                  -               -

-------------

(1) All options in the table have exercise prices equal to the fair market value of the Company's Common Stock on the date of grant, and have a 10-year term.

(2) The 5% and 10% rates of appreciation are specified by the rules of the Securities and Exchange Commission and do not represent the Company's estimates or projections of its future stock prices.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

This table shows stock option exercises by the Named Executive Officers during 1999, and the number and value of unexercised "in-the-money" options held by them at the end of 1999. "In-the-money" means the option exercise price is exceeded by the fair market value of the stock.

                                                                     Number of                   Value of Unexercised
                                                                  Shares Underlying                  In-the-Money
                            Shares          Aggregate           Unexercised Options at                Options at
                           Acquired           Value               Fiscal Year-End(#)             Fiscal Year-End ($)(2)
                             on             Realized        -----------------------------  ---------------------------------
Name                      Exercise (#)        ($)(1)        Exercisable     Unexercisable    Exercisable       Unexercisable
------------              ------------    -------------      -------       -------------   -------------      -------------
John S. Chen                 80,000       $  824,375.00      399,165          920,835        $3,854,698         $7,432,177

Richard N.                        0                   0       40,937          134,063        $  383,335         $1,040,728
  LaBarbera

Eric L. Miles                30,000       $  340,000.00       43,542          156,458        $  430,185         $1,267,940

Raj Nathan                        0                   0       69,582          130,418        $  685,835         $1,013,228

Pieter A Van der Vorst       19,000       $  119,517.43       48,018          140,482        $  487,827         $1,196,818


Michael S. Gardner                0                   0            -                -                 -                  -

-------------
(1) Amount by which the fair market value of the stock exceeds the option exercise price on the exercise date.

(2) Based on fair market value of underlying securities on December 31, 1999 ($17.00 per share), minus the exercise price of in-the-money options.


LONG-TERM INCENTIVE PLANS (LTIP) - AWARDS IN LAST FISCAL YEAR

In May 1998, the Board approved a Key Management Incentive Program (KMIP) under which retention bonuses were paid to key executives and non-executive employees. The bonus amount was equal to a percentage of each participant's then-current base salary. These percentages ranged from 20% for director-level employees to 82% for certain executives. See "Section (b)(ii), Board Compensation Committee Report on Executive Compensation", below.

Under KMIP, 60% of the bonus amount vested and was paid as of March 31, 1999, provided the individual was actively employed by Sybase on that date. The remaining 40% was vested and paid of March 31, 2000 if the employee was actively employed on that date. No unvested amounts became vested or were paid if a participant voluntarily resigned or was terminated for cause. Only employees actively employed at the start of the plan were eligible to participate.

All amounts earned by the Named Executive Officers and other employees eligible to participate in the Executive Deferred Compensation Plan were contributed by Sybase to that plan, and invested as instructed by each participant within the limits of the plan. For additional information regarding KMIP, see "Section (b)(ii) - Board Compensation Committee Report on Executive Compensation," below. The following table shows information regarding KMIP participation by the Named Executive Officers.

                                                                   Estimated Future
                                                                     Payouts Under
                                                                       Non-Stock
                                                                  Price-Based Plans
                                        ------------------------------------------------------------------
                       Performance or
                        Other Period
                           Until          Bonus Amount        60%            40%         Target and 100%
                       Maturation or      as % of Base     Threshold       Threshold         Maximum
Name                     Payout (1)         Salary (%)      ($)(2)          ($)(3)          Payout ($)
--------------------- ----------------- ---------------   -------------   ----------   -------------------
John S. Chen              3/31/00             82%          $ 269,973        $179,982          449,955

Richard N. LaBarbera      3/31/00             50%          $  90,000        $ 60,000          150,000

Eric L. Miles             3/31/00             50%          $  82,500        $ 55,000          137,500

Raj Nathan                3/31/00             50%          $  81,000        $ 54,000          135,000

Pieter A Van der Vorst    3/31/00             30%          $  36,720        $ 24,480           61,200

Michael S. Gardner            -                -               -                 -               -

----------------

(1)     Date final portion of target was paid.

(2)     Amount represents 60% of target paid on March 31, 1999.

(3)     Amount represents 40% of target paid on March 31, 2000.


1999 EMPLOYEE STOCK PURCHASE PLAN ACTIVITY

The following table presents certain information regarding ESPP shares purchased during 1999 by the Named Executive Officers, all current executive officers as a group and all other employees as a group:

                                                       Value on date(s)          Number of
                                                      of purchase ($)(1)    Shares Purchased (#)
                                                      -------------------   --------------------
John S. Chen                                             $   28,535(2)            3,512
Chairman of the Board, President and                     $    2,488(3)              199
Chief Executive Officer

Richard N. LaBarbera                                     $   26,674(2)            3,283
Senior Vice President and General Manager,               $    4,400(3)              352
Enterprise Solutions Division

Eric L. Miles                                                     0                   0
Senior Vice President and General Manager,
Business Intelligence Division

Raj Nathan                                               $   18,127(2)            2,231
Senior Vice President and General Manager,               $   19,988(3)            1,599
Internet Applications Division

Pieter A. Van der Vorst                                  $   14,641(2)            1,802
Vice President and Chief Financial Officer

Michael S. Gardner                                                0                   0
(former) Senior Vice President, Corporate Marketing

All current executive officers as a group (10 persons)   $  128,050(2)           15,760
                                                         $   49,388(3)            3,951

All other employees as a group                           $6,327,222(2)          778,735
                                                         $6,072,550(3)          485,804

----------------
(1) The purchase price paid by each participant in the ESPP was at least 15% below the fair market value of the stock on the purchase date. See "Summary of the ESPP - Purchase Price", above.

(2) Fair market value as of February 26, 1999 purchase date ($8.125 per share).

(3) Fair market value as of August 31, 1999 purchase date ($12.50 per share).

          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


Compensation Committee Report. The Compensation Committee believes the Company's executive compensation programs should enable the Company to attract and retain strong performers. These programs are designed to motivate the senior management team to achieve or exceed key objectives by making individual compensation directly dependent on the Company's achievement of financial goals and by providing significant rewards for exceeding those goals. The Committee believes that strong financial performance, on a sustained basis, is the surest way for the Company to positively affect long-term stockholder return.

Compensation Program Considerations. The Company takes the following factors into consideration in designing various executive compensation programs:

(a)     Compensation positioning and comparative framework.

        In order to attract and retain the talent that it needs to meet corporate objectives, the Company's executive compensation programs are designed to deliver overall cash compensation and employee benefits competitive with comparable technology companies if corporate objectives are achieved and, if objectives are exceeded, to deliver compensation that is in some cases above market. Bonuses are tied closely to corporate performance, such that actual awards vary considerably according to overall Company performance.

        The Company uses market compensation information obtained through technology company surveys, customized surveys, and consulting arrangements to establish appropriate compensation levels at target, exceptional, or below target performance. In particular, with respect to 1999 compensation, the Company used information obtained in a survey of 13 publicly-traded software companies located primarily in Northern California. The companies in this survey were selected based on the similarity of technology, annual sales, and geographic location, and included Sybase's three principal competitors. This compensation information is also used to evaluate relative market position and to assist in designing programs that reward executives according to job function and actual performance.

(b)     Mix of compensation.

        The Company's executive compensation program has three primary components. All three are intended to attract and retain outstanding executives and focus management on achieving or exceeding Company objectives.

        (i) Base Salary and Basic Benefits. The Committee believes that executive salaries and the basic employee benefit package must be sufficiently competitive to attract and retain key executives. Base pay and annual increases are determined primarily through an analysis of (A) an individual's salary and total target compensation relative to salaries for similar positions within the Company and at other companies, and (B) to a lesser extent, through a subjective analysis of the individual contributions to the Company's success. Based on this analysis, the Committee increased the 1999 base salaries of six of the 11 individuals who had been employed by Sybase during 1998. Executive officers are eligible for participation in the standard health plans, 401(k) savings plan and employee stock purchase plans offered to Company employees generally. The Chairman of the Board, Chief Executive Officer, President, all Vice Presidents and all director-level employees are eligible to defer portions of their compensation under an Executive Deferred Compensation Plan, subject to certain conditions.

        (ii) Annual, Quarterly and Special Bonuses. The Committee believes one of the key differentiators of executive compensation should be the variable portion provided by short-term cash incentive programs. The Company's executive bonus plan is designed to award bonuses above a target amount if the Company performs significantly above its stated objectives. If the Company performs below these objectives, awards may be significantly reduced or even eliminated if performance falls below defined thresholds. In February 1999, the Committee established a target incentive bonus amount for each executive. The target amount varied by individual and ranged between 25% and 80.3% of each executive's base salary. It also assumed 100% achievement of corporate operating profit margin objectives. No amounts would be paid unless the Company achieved specified minimum operating margins. A bonus of up to an additional 100% of target would be paid based on the degree to which the Company's actual total revenues for 1999 exceeded 100% of its revenue target.

        In May 1998, in response to the Company's first quarter operating results, the Compensation Committee approved a Key Management Incentive Program
(KMIP) for nearly all of the Company's employees of director level or higher, including all executive officers. Under the terms of KMIP, a target bonus amount was designated for each eligible employee, and was expressed as a percentage of annual base salary: 20% for directors, 30% for vice presidents and up to 82% for executive officers. Under KMIP, 60% of the target bonus would vest and be paid on March 31, 1999 and 40% of the target would vest and be paid on March 31, 2000, provided the individual was an active employee on each vesting date. In the event of a change of control or an involuntary termination for reasons other than cause, the vesting would be accelerated to the date of such event. If an eligible employee voluntarily terminated or was terminated for cause, no unvested amounts would become vested. Amounts paid under KMIP to U.S. employees would be paid as voluntary employer contributions under the Company's Executive Deferred Compensation Plan.

        In addition, the Compensation Committee has the right to approve discretionary executive awards proposed by the President or a member of the Compensation Committee. Such discretionary awards are based on a subjective evaluation of an executive officer's contribution to the Company's success and are not based on predetermined measures of corporate performance or achievement of specified corporate objectives. No person serving as an executive officer in 1999 received a discretionary bonus for 1999.

        (iii) Long-term Incentives. These are provided through initial stock option grants at date of hire and periodic additional stock option grants. Executives realize gains only if the stock price increases over the exercise price of their options, and they exercise their options. Stock options generally vest over a four-year period and the Committee believes they are instrumental in focusing executives on sustaining strong financial performance over a number of years. The initial option grant is designed to be competitive with those of comparable technology companies for the executive's job level, and to motivate the executive to make the kinds of decisions and implement strategies and programs that will contribute to an increase in the Company's stock price over time. Periodic additional stock options within a competitive range for the job are granted to reflect the executive's ongoing contributions to the Company's success, to create an incentive to remain with the Company, and to provide a long-term incentive to achieve or exceed the Company's financial goals. In determining the amount of periodic additional grants, if any, for an individual, the Committee considers such factors as (A) options previously granted, (B) options outstanding, (C) the vesting schedule of the outstanding options, (D) the aggregate amount of outstanding options and new awards, and (E) the relative quantities of options offered by other companies for comparable positions. Special additional stock options are granted from time to time to executive officers in connection with promotions, changes in responsibilities or other factors. For example, as part of the Company's retention efforts in 1999, the Board approved a one-time special grant of stock options to executive officers and other key employees. The options granted vest 100%, if at all, two years from the date of grant.

(c)     Other compensation considerations.

        Because the Company believes that its benefits programs in general should be similar for all employees, perquisites are not ordinarily used to compensate executives. Pursuant to his employment agreement, the Company agreed to provide Mr. Chen with benefits comparable to the benefits he received from his prior employer. Accordingly, during 1999, Mr. Chen received an automobile allowance, additional Company contributions to his 401(k) account, reimbursement of certain supplemental insurance and health benefits, and reimbursement for tax return preparation fees.

        1999 Compensation for the Chief Executive Officer. In February 1999, the Compensation Committee established the base salary and target total compensation for Mr. Chen at a level approximately equal to the average base salary and average total compensation for the chief executive officers of comparable technology companies. The total compensation of the Chief Executive Officer is designed to compensate him at market levels when operating income targets are met, and above market levels when operating income targets are exceeded. In the case of Mr. Chen, the full Board of Directors approved the Compensation Committee's recommendation with respect to Mr. Chen's 1999 total base salary plus target incentive. The incentive portion of Mr. Chen's compensation comprised 44.54% of the total. Up to 50% of this portion was dependent on the achievement of corporate operating profit margin objectives, and up to 50% was dependent on achievement of prescribed revenue objectives. No amounts would be paid unless the Company achieved certain minimum revenue and pretax profit levels. A bonus of up to an additional 100% of target would be paid based on the degree to which the Company's actual total 1999 revenues and pre-tax profits exceeded 100% of target. In 1999, the corporate objectives were achieved, and accordingly, Mr. Chen received a bonus for the year.

        The Compensation Committee held five meetings in 1999. At several of the meetings, the Chief Executive Officer made recommendations to the Compensation Committee with respect to compensation for other executive officers and with respect to the structure and terms of the executive incentive programs. However, the Chief Executive Officer did not participate in the portions of the meetings during which his specific compensation and awards were deliberated.

        Compensation Limitations. Under Section 162(m) of the Internal Revenue Code, adopted in August 1993, and regulations adopted thereunder by the Internal Revenue Service, publicly-held companies may be precluded from deducting certain compensation paid to certain executive officers in excess of $1.0 million in a year. The regulations exclude from this limit performance-based compensation and stock options provided certain requirements, such as stockholder approval, are satisfied. The Company believes that its 1996 Stock Plan qualifies for the exclusions. The Company does not currently anticipate taking actions necessary to qualify the Company's executive annual cash bonus plans for the exclusions.


Report Submitted by:

    Richard C. Alberding (Chairman)
    L. William Krause

EMPLOYMENT AGREEMENTS AND CERTAIN TRANSACTIONS

JOHN S. CHEN. In July 1997, the Company entered into an employment agreement with Mr. Chen pursuant to which he became President and Chief Operating Officer and a director. The agreement provided for an initial annual base salary of $500,000, target incentive compensation equal to 50% of base salary, grant of a stock option to purchase 500,000 shares and employee benefits comparable to those he received from his prior employer. If his employment terminates under certain circumstances after April 1, 1999, Mr. Chen's agreement provides for a severance payment equal to 100% of base pay and continuation of employee benefits for a period of one year.

ERIC L. MILES. In December 1997, Mr. Miles joined Sybase as Senior Vice President, Product Operations. Mr. Miles' prior employer had extended to him a loan of $100,000 that became due in connection with his leaving that company to join Sybase. In connection with his commencement of employment, the Company made an unsecured loan to Mr. Miles in January 1998 of $100,000 bearing interest at a rate of 7% per annum, and having terms comparable to those of the loan previously extended by his prior employer. The maximum amount of indebtedness outstanding under this loan in 1999 was $87,740. As long as Mr. Miles remains an employee of Sybase, $25,000 of the indebtedness will be forgiven on each anniversary of the loan. As of March 31, 2000, $63,472 in total indebtedness was outstanding under the loan. The loan becomes immediately due and payable in the event Mr. Miles' employment is terminated for any reason.

RICHARD N. LABARBERA. In December 1997, Mr. LaBarbera joined Sybase as Senior Vice President, Customer Service and Support. Mr. LaBarbera's prior employer had extended to him a loan of $200,000 that became due in connection with his leaving that company to join Sybase. In connection with his commencement of employment, the Company made an unsecured loan of $200,000 to Mr. LaBarbera in December 1997 bearing interest at a rate of 6% per annum, due March 1, 2001, and having terms comparable to those of the loan previously extended by his prior employer. The maximum amount of indebtedness outstanding under this loan in 1999 was $222,000. Under the terms of the loan, interest will be forgiven and the note will become interest-free if Mr. LaBarbera serves as an employee of Sybase for three years or if he is terminated by the Company without cause prior to the end of such three years. If Mr. LaBarbera voluntarily leaves the Company or is terminated for cause, the loan becomes immediately due and payable. As of March 31, 2000, $224,000 in total indebtedness was outstanding under the loan.

MICHAEL S. GARDNER. On March 26, 1999, Mr. Gardner entered into a Severance Agreement and General Release with the Company pursuant to which he was paid a lump sum severance benefit of $415,670 in accordance with the terms of his offer letter dated February 12, 1998.

EXECUTIVE CHANGE OF CONTROL AGREEMENTS. The Company has entered into statements of employment terms with the Company's current Chief Executive Officer, Chief Financial Officer and General Counsel providing for severance payments equal to two times annual base salary and up to one year's target incentive compensation and acceleration of exercisability of 100% of each officer's then unvested options in the event of a change of control of the Company. The Company has entered into similar statements of employment terms with all current executive officers that provide for similar benefits in the event that the officer's employment is terminated upon or following a change of control.


                                PERFORMANCE GRAPH

This graph and table compare the cumulative total return on a $100 investment in our Common Stock with the cumulative total return on a $100 investment (assuming reinvestment of all dividends) in the Standard & Poor's 500 Stock Index, and the Chase Hambrecht & Quist Technology Index.

                                    [GRAPH]












                              12/31/94   12/31/95   12/31/96  12/31/97   12/31/98  12/31/99
                              ---------  ---------  --------- ---------  --------- ---------
Sybase, Inc.                    $100       $ 69       $ 32      $ 26       $ 14      $ 33
S&P 500(R)                      $100       $136       $169      $226       $290      $351
Chase H&Q Technology Index      $100       $149       $185      $216       $336      $749


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our Section 16 officers and directors, and holders of more than 10% of any class of our equity securities, to file an initial report of securities ownership on Form 3 and reports of changes in securities ownership on Form 4 or 5 with the SEC. These individuals are also required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on our review of such forms we received, or written notice from certain reporting persons that no Forms 4 or 5 were required, the Company believes that all required Section 16(a) filings were made on a timely basis in 1999, except as follows: a Form 5 was filed in February 2000 for Pamela
George to correct an administrative error in her April 1999 Form 3 filing; a Form 5 was filed in February 2000, and an amended Form 3 will be filed shortly, for Daniel Carl to correct administrative errors reported in two prior filings; a Form 4 was filed approximately 2 months late for Nita C. White-Ivy in 1999 to reflect an earlier sale of ESPP shares.

                                  OTHER MATTERS

COST OF PROXY SOLICITATION

We will pay the cost of soliciting stockholder proxies. We have retained Georgeson Shareholder Communications Inc. to assist us in this process for an estimated $7,000 plus expenses. We may also reimburse brokers and others for their expenses in forwarding solicitation materials to beneficial owners. No additional amounts will be paid for any proxies solicited by any of our directors, officers or employees.


DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

If you want us to consider a proposal for possible inclusion in our Proxy Statement for our 2001 Annual Meeting of Stockholders, you must deliver your proposal to Sybase's Secretary at our principal executive offices located at 6475 Christie Ave., Emeryville, California 94608 no later than December 18, 2000. Any such proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

If you intend to present a proposal at the 2001 Annual Meeting, but you do not intend to have it included in our 2001 Proxy Statement, then you must deliver a copy of your proposal to Sybase's Secretary at our principal executive offices in accordance with the following procedures:

We must receive your notice not less than 90 days prior to the 2001 Annual Meeting (unless there is less than 100 days' notice of the meeting date, in which case notice must be received no later than the tenth day following the day on which such notice is first given or disclosed). Also, your notice must state all of the following as to each matter, or the presiding officer may properly refuse to acknowledge your proposal:

        -       your name and address, and the nature of the matter

        - that you are a stockholder of record and are entitled to vote at the meeting

        -       the name and address of your nominee, if any

        - whether you will appear in person or by proxy to make the nomination

        - a description of all arrangements between you and the nominee regarding the nomination

        - all other information that would be required in a proxy statement

The Board of Directors does not know of any other matters to be brought before this Annual Meeting. However, if any other matters properly come before the Annual Meeting, the proxy holders named in the enclosed proxy card intend to vote in accordance with their best judgment on such matters.




                                                          THE BOARD OF DIRECTORS

Dated: April 14, 2000

MAP TO THE OFFICES OF THE COMPANY

                                 FORM OF PROXY


                                      PROXY

                                  SYBASE, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 25, 2000

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated on or about April 14, 2000, and hereby appoints JOHN S. CHEN, PIETER A. VAN DER VORST and TERESA D. CHUH, or either of them, with full power of substitution, attorneys and proxy holders to vote, as indicated on the reverse side, all shares of Common Stock of SYBASE, INC., a Delaware Corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 25, 2000 at 10:00 a.m. local time, at the offices of the Company, located at 1650 - 65th Street, Emeryville, California 94608, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if personally present at such meeting, on the matters set forth on the reverse side.



                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                                              __________________
                                                             /   SEE REVERSE   /
                                                            /       SIDE      /
                                                           /_________________/

[INSERT TRANSFER AGENT'S INSTRUCTIONS REGARDING
TELEPHONE AND INTERNET VOTING]

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" ALL PROPOSALS

/X/  Please mark
     votes as in
     this example

IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AND "FOR" THE APPROVAL OF PROPOSALS 2, 3 AND 4 BELOW, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ALL OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

1.  Election of Class II Directors
    NOMINEES:  Richard C. Alberding and
               Linda K. Yates

        FOR                  WITHHELD
        ALL                  FROM ALL
        NOMINEES             NOMINEES
        [  ]                 [  ]
                                                      MARK HERE      ______
                                                      FOR ADDRESS   /      /
                                                      CHANGE AND   /      /
[____] __________________________________             NOTE BELOW  /______/
       "FOR"all nominees except as noted above


2.  Amendment to the 1996 Stock Plan to increase           For            Against         Abstain
    the total number of shares of Common Stock           /     /          /     /         /     /
    reserved thereunder by 3,000,000 shares             /_____/          /_____/         /_____/

3.  Amendments to the Amended and Restated
    1991 Employee Stock Purchase Plan and
    Amended and Restated 1991 Foreign Subsidiary           For            Against         Abstain
    Employee Stock Purchase Plan to increase             /     /          /     /         /     /
    the total number of shares of Common Stock          /_____/          /_____/         /_____/
    reserved thereunder by 2,000,000 shares.

4.  Ratification of Ernst & Young LLP                      For            Against         Abstain
    as independent accountants for fiscal                /     /          /     /         /     /
    year 2000.                                          /_____/          /_____/         /_____/

5. In their discretion, the proxy holders are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

(Please mark, date, and sign exactly as the stockholder(s') name(s) appear(s) hereon, and return promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both owners should sign.)

Signature:_____________Date:___________Signature:_______________Date:___________